Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION ANNOUNCES QUARTERLY DIVIDEND

DALLAS, TX (February 13, 2023) – Texas Pacific Land Corporation (NYSE: TPL) (the “Company” or “TPL”) today announced that on February 10, 2023, the Board of Directors declared a quarterly cash dividend of $3.25 per share, payable on March 15, 2023 to stockholders of record at the close of business on March 8, 2023.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 874,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provide revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at http://www.TexasPacific.com.

Contact:

Investor Relations

IR@TexasPacific.com